UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2012

______________________RBC Life Sciences, Inc.______________________ (Exact name of registrant as specified in its charter)
_______NEVADA_______ (State or other jurisdiction of incorporation)	_______000-50417_________ (Commission File Number)	_______91-2015186________ (IRS Employer Identification No.)
2301 CROWN COURT, IRVING, TEXAS (Address of principal executive offices)		____________75038_____________ (Zip Code)
Registrant's telephone number, including area code __________972-893-4000______________
__________________________N/A____________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2012, Steven E. Brown resigned as Chief Financial Officer of RBC Life Sciences, Inc. (the "Company"). Mr. Brown will continue to serve as President of the Company.

On June 18, 2012, the Board of Directors of the Company appointed Richard S. Jablonski, age 51, as Vice President - Finance and Chief Financial Officer. Prior to joining the Company, Mr. Jablonski was Vice President of Finance for Michaels Stores, Inc., a national retailer of arts and crafts materials, from February 2008 to January 2012. During his tenure with Michaels, Mr. Jablonski served in various capacities, including Controller and Principal Accounting Officer. Prior to his service with Michaels, Mr. Jablonski was Vice President - Finance for RadioShack Corporation, a national retailer of electronics and mobile technology products and services, from September 2003 to April 2007. Mr. Jablonski was responsible for financial and strategic planning, analysis and management reporting for a variety of RadioShack's businesses and functions.

In connection with Mr. Jablonski's appointment, the Company and Mr. Jablonski have entered into an agreement (the "Agreement") which provides for compensation and related benefits to Mr. Jablonski during his employment with the Company. Mr. Jablonski will receive an annualized base salary of $200,000, and will be eligible to participate in a cash incentive plan for 2012. The cash incentive plan provides for the payment of incentive compensation based on the attainment of certain pre-established consolidated earnings targets. The incentive compensation is determined by applying specified percentages to increments of earnings before tax ("EBT") in excess of base EBT. For 2012, these percentages range from 6.0% to 6.4% and apply to EBT in excess of the base up to a maximum excess EBT of $1,300,000. Mr. Jablonski's incentive payment will be prorated based on an employment commencement date of June 18, 2012.

Under the Agreement, Mr. Jablonski will receive an option to purchase 100,000 shares of the Company's common stock at a price equal to the market value of the common stock as of the grant date. This option will vest ratably over five years.

The Agreement is for an initial term ending December 31, 2012, with an automatic one-year renewal term, unless either party provides notice to the other 60 days prior to the last day of the initial term or subsequent renewal term. Upon termination of employment by the Company without cause or in the event that the Company elects not to renew the agreement, Mr. Jablonski will be entitled to receive (i) a lump sum payment for accrued, unused paid time off, (ii) a pro-rata share of any annual cash incentive payment that would have been due under the agreement at the end of the year in which employment terminated and (iii) the greater of (a) his monthly base salary through the last day of the then current term or (b) his monthly base salary for a period of six months, in each case payable over a period of 12 months.

No arrangement or understanding exists between Mr. Jablonski and any other person pursuant to which Mr. Jablonski was elected as an officer of the company.
Mr. Jablonski does not have any family relationship with any of the Company's other directors or executive officers, and the Company has not entered into any transactions with Mr. Jablonski that are reportable pursuant to Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2012

RBC Life Sciences, Inc.

By: /s/ Richard S. Jablonski
Name: Richard S. Jablonski
Title: Vice President - Finance & Chief Financial Officer